EXHIBIT 99.1




FOR IMMEDIATE RELEASE


NEWS RELEASE
Triad Guaranty Inc.
NASDAQ Symbol: TGIC
www.triadguaranty.com

Contact: Mark Tonnesen
         President and Chief Executive Officer

         800-451-4872, ext. 1101
         mtonnesen@tgic.com


                TRIAD GUARANTY INC. ANNOUNCES ITS INTENT TO ENTER

                     THE CANADIAN MORTGAGE INSURANCE MARKET


                       Next Logical Step to Support Growth

WINSTON-SALEM, NC, July 15, 2006-Triad Guaranty Inc. (NASDAQ: TGIC) today announced that it is filing a formal notice of its intention to submit an application to incorporate a Canadian subsidiary to begin operations in Canada. This is the first formal step prior to submitting an application to the Office of the Superintendent of Financial Institutions (OSFI) in Canada. Pending regulatory approvals, operations could start in Canada sometime in 2007.

In making this announcement Mark K. Tonnesen, President and Chief Executive Officer, stated, "This opportunity strengthens Triad' s foundation by permitting diversification and growth consistent with our corporate core values of product innovation, customer service, and risk management. Canada is the second largest market of mortgage guaranty insurance in the world. We are excited about the opportunity but realize that this application is only the first stage in the process".


Pending regulatory approvals, the Canadian company will be a monoline provider of mortgage guaranty insurance and operate as a wholly owned subsidiary of Triad Guaranty Inc. It will be named Triad Guaranty Insurance Corporation Canada (Triad Guaranty Canada) in English and "Corporation d'assurance Triad Guaranty du Canada" (Triad Guaranty du Canada) in French. In the near future it is expected that a President and Chief Executive Officer of Triad Guaranty Canada will be named. This individual will report to Mr. Tonnesen.

"Our belief that we have the ability to succeed in Canada is supported by our expertise and experience in successfully starting and building a mortgage insurance company in the United States," stated Mr. Tonnesen. "We look forward to the challenge of tailoring our US strategies to the particular needs of the Canadian market to insure that we offer value and convenience to Canadian customers."

Future announcements concerning operations in Canada will be forthcoming at appropriate times.

ABOUT TRIAD GUARANTY INC.

Triad Guaranty Inc.'s wholly owned subsidiary, Triad Guaranty Insurance Corporation, is a nationwide mortgage insurer providing credit enhancement solutions to its lender customers and the capital markets. This allows buyers to achieve homeownership sooner, facilitates the sale of mortgage loans in the secondary market and protects lenders from credit default-related expenses. For more information, please visit the company's web site at www.triadguaranty.com.
                                                          ----------------------